Exhibit 99.5

June 8, 2017

Privet Fund Management LLC

79 West Paces Ferry Road, Suite 200B

Atlanta, Georgia 30305

Attention: Mr. Ben Rosenzweig

Dear Ben:

Bank of Montreal d.b.a. BMO Capital Partners (“BMOCP”)

Subordinated Debt Loan Commitment dated for reference

May 12, 2017 (the “BMOCP Subordinated Financing Commitment”)

Words and expressions used in this letter that have been defined in the BMOCP Subordinated Financing Commitment shall be interpreted in accordance with the BMOCP Subordinated Financing Commitment unless otherwise defined herein or unless the context otherwise requires.

BMOCP confirms its consent and agreement to increase the US $11.00 cash consideration per common share referred to in the definition of “Consideration” in the Arrangement Agreement, to US $11.50 cash consideration per common share.

Upon your acceptance of this letter as provided below, the terms of the BMOCP Subordinated Financing Commitment are hereby amended as follows:

(a)	by deleting the Sources and Uses (USD) at page 1 and substituting the following therefor:

Sources	$	Uses	$
Excess Cash on BS	12,263	Purchase Price	69,865
Senior Revolver ($4,000M)	0
Senior Term Debt	18,968
Subordinated Debt	7,903
Rolled Equity	11,676
New Investor Equity	21,555	Transaction Costs	2,500
Total Sources	72,365	Total Uses	72,365

(b)	by deleting paragraph 1 under Conditions Precedent (At or prior to Closing) at page 7 and substituting the following therefor:

“1.	Minimum cash equity contribution on closing of US $33,231,000 by the Parent, comprised of roll-over equity of US $11,676,000 by Privet Fund LP, and not less than US $21,555,000 by Privet Capital Investments I, LP, with the Lead Investor as the sole general partner of each of Privet Fund LP and Privet Capital Investments I, LP, and the Borrower being a wholly owned, indirect subsidiary of Privet Fund LP and Privet Capital Investments I, LP on closing, approximately 35.1% and 64.9% respectively.

All terms and conditions of the BMOCP Subordinated Financing Commitment remain in full force and effect as amended and modified hereby.

If you are in agreement with the terms of this letter, please indicate your acceptance by signing and returning the enclosed copy by no later than 5 p.m., Vancouver, British Columbia time, June 16, 2017, after which if unaccepted BMOCP will be under no obligation to proceed with the proposed Loan or to negotiate definitive loan documentation.

Yours truly,

BANK OF MONTREAL d.b.a. BMO CAPITAL PARTNERS

Per:	/s/ Dale Tingley
Name: Dale Tingley
Title: Managing Director

Per:	/s/ Hanz Gin
Name: Hanz Gin
Title: Director, BMO Capital Partners

This letter agreement is accepted on behalf of IRIS Canada Acquisition Corp. and Privet Fund Management, LLC.

This 9th day of June, 2017.

Borrower:		Lead Investor:

IRIS Canada Acquisition Corp.		Privet Fund Management, LLC

Per:	/s/ Ryan Levenson	Per:	/s/ Ryan Levenson
	Name: Ryan Levenson		Name: Ryan Levenson
	Title: Director		Title: Managing Member

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